EXHIBIT 2.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Set forth below is a summary of certain information concerning our share capital, as well as a description of certain provisions of our articles of association and relevant provisions of the Danish Companies Act. The summary includes certain references to, and descriptions of, material provisions of our articles of association and Danish law. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to our articles of association and applicable Danish law. Further, please note that if you are a holder of ordinary shares represented by American Depositary Shares, or ADSs, then you are not treated as one of our shareholders and do not have any shareholder rights.
GENERAL
Zealand Pharma A/S is incorporated as a public limited liability company under Danish law and is registered with the Danish Business Authority in Copenhagen, Denmark under registration number (CVR) no. 20045078. Our ordinary shares have been listed on Nasdaq Copenhagen since November 2010 under the symbol “ZEAL” and the ADSs have been listed on the Nasdaq Global Select Market in the United States since August 2017 under the symbol “ZEAL.”
DESCRIPTION OF OUR SHARES
We have one class of shares. As of March 2, 2021, our registered, issued and outstanding share capital was DKK 43,400,547 distributed into 43,400,547 shares of nominal value DKK 1 each.
Authorizations to Our Board of Directors
Our board of directors is authorized to increase our share capital as follows are set out in Article 7 of the Articles of Association that form Exhibit 1.1 to this report and were updated on 1 February 2021.
New shares issued according to the authorizations listed above will rank pari passu with our existing shares in accordance with our articles of association. Further, our board of directors is, in the period until the next annual general meeting, authorized on behalf of the company to acquire its own shares and/or ADSs for a total nominal value of up to 10% of our share capital. The price paid for such shares or ADSs may not deviate by more than 10% from the price quoted by Nasdaq Copenhagen or Nasdaq Global Select Market, respectively, at the time of acquisition.
Pre-emptive Rights
If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 162 of the Danish Companies Act will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all shareholders (in which case all shareholders must consent); or (ii) such capital increase is directed at our employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid authorization in our articles of association, provided that the share capital increase takes place at or above market price, unless adopted in accordance with the procedures as set out above.
Shareholders’ Register
We are obliged pursuant to Danish law to maintain a shareholders’ register (Ejerbog) for our ordinary shares. The shareholders’ register is maintained by Computershare A/S, Lottenborgvej 26, DK-2800 Kgs.

Lyngby, Denmark, our Danish share registrar and transfer agent. It is mandatory that the shareholders’ register is maintained within the European Union and that it is available to public authorities.
Pursuant to the Danish Companies Act, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, we file registrations with the Danish Public Shareholders’ Register of the Danish Business Authority. Shareholders that exceed or fall below the ownership threshold must notify us, and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon passing or falling below thresholds of 10%, 15%, 20%, 25%, 50%, 90%, and 100% as well as one-third and two-thirds of the votes or the share capital. This also applies to beneficial holders of our shares, such as holders of the ADSs.
Articles of Association and Danish Corporate Law
With respect to our articles of association, the following should be emphasized:
Objectives
Our company has been established with the objectives of engaging in research, trade, manufacture and related activities, primarily within the pharmaceutical industry.
Rights and Restrictions in Relation to Existing Shares
•
No share carries any special rights.

•
Each share with a nominal value of DKK 1 carries one vote at general meetings.

•
The shares are negotiable instruments, and no restrictions apply to the transferability of the shares.

•
No shareholder shall be obliged to let his shares be redeemed in full or in part by us or by any other party, except as provided in the Danish Companies Act.

•
All shares shall be registered in the names of the holders and shall be entered in our shareholders’ register.

Adoptions of decisions on our general meetings
All resolutions put to the vote of shareholders at general meetings are subject to adoption by a simple majority of votes, unless the Danish Companies Act or our articles of association prescribes other requirements.
Notice Convening Annual and Extraordinary General Meetings
General meetings shall be held in Greater Copenhagen (Storkøbenhavn). General meetings shall be convened by the board of directors giving not less than three weeks’ and not more than five weeks’ notice. General meetings shall be announced by publication in the IT information system of the Danish Business Authority and on our website. Furthermore, all shareholders registered in our shareholders’ register who have so requested shall be notified by letter or email. The notice shall set out the time and place for the general meeting and the issues to be considered at the general meeting. If the general meeting is to consider a proposal to amend our articles of association, then the notice shall specify the material content of the proposal.
A shareholder’s right to attend general meetings and to vote is determined on the basis of the shares that the shareholder owns on the registration date which date is one week before the general meeting is held.
Any shareholder shall be entitled to attend general meetings, provided he or she has requested an admission card from our offices not later than three days prior to the relevant meeting. The admission card will be issued to the shareholders registered in our shareholders’ register. The shareholder may attend in person or be represented by proxy, and a shareholder shall be entitled to attend together with an advisor. A shareholder may vote by proxy or by postal, and a form for this use shall be made available on our website no later than three weeks prior to the general meeting. A vote by mail must be received by us not later than three days prior to the general meeting in order to be counted at the general meeting.

Extraordinary general meetings shall be held as directed by the shareholders at the general meeting, the board of directors or an auditor, or upon a written request to the board of directors by shareholders holding not less than 5% of the share capital for consideration of a specific issue. The general meeting shall be convened with three to five weeks notice within 14 days after the proper request has been received by our board of directors.
Provisions as to the Level of Equity Investments to be Notified to Us and the Danish Authorities
Shareholders in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the Danish Financial Supervisory Authority, or the FSA, of the shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights or nominal value of the total share capital.
A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of himself and for his own account; (ii) shares in the company on behalf of himself, but for the account of another natural or legal person; or (iii) depository receipts, where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.
The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:
(i)
held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

(ii)
held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

(iii)
attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

(iv)
attached to shares in which that natural or legal person has a lifelong right of disposal;

(v)
held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that person or entity;

(vi)
attached to shares deposited with that natural or legal person and which the person can exercise at his own discretion in the absence of specific instructions from the shareholders;

(vii)
held by a third party in its own name on behalf of that person; or

(viii)
exercisable by that person through a proxy where that person may exercise the voting rights at his discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to his right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., the ADSs or, under the circumstances, cash-settled derivatives linked to the value of our shares or ADSs). Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The FSA will in certain cases publish information concerning sanctions imposed, including, as a general rule, the name of the shareholder in question, as a consequence of non-compliance with the above rules.
The notification shall be made promptly but not later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish Executive Order on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction no later than two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the division of voting rights between share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the FSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.
When an obligation to notify rests on more than one natural or legal person, the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.
After receipt of the notification, but not later than three weekdays thereafter, the company shall publish the contents of the notification.
Furthermore, the general duty of notification under Section 55 of the Danish Companies Act in respect of notification of significant holdings (similar to the thresholds set out in the Danish Capital Markets Act Section 38) applies, including when the limit of 100% of the share capital’s voting rights or nominal value of the company is reached or are no longer reached.
The EU Short Selling Regulation (EU Regulation 236/2012) Includes Certain Notification Requirements in connection with Short Selling of Shares Admitted to Trading on a Trading Venue (including Nasdaq Copenhagen) and Securities or Derivatives that Relate to Such Shares (including the ADSs).
When a natural or legal person reaches or falls below a net, short position of 0.2% of the issued share capital of a company that has shares admitted to trading on a trading venue, such person shall make a private notification (i.e. such notification will not be made public) to the relevant competent authority, which in Denmark is the FSA. The obligation to notify the FSA, moreover, applies in each case where the short position reaches or no longer reaches 0.1% above the 0.2% threshold. In addition, when a natural or legal person reaches or falls below a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue and each 0.1% above that, such person shall make a public notification of its net short position via the FSA. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.
Mandatory Tender Offers
The Danish Capital Markets Act (Part 8) and the Danish Executive Order on Takeover include rules concerning public offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen).
If a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer or the persons acting in concert with such acquirer gains control over the company as a result of the transfer.
Control as mentioned above exists if the acquirer or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. An acquirer or persons acting in concert with such acquirer who does not hold at least one-third of the voting rights in a company, nevertheless has control when the acquirer has or persons acting in concert with such acquirer have:

•
the right to control at least one-third of the voting rights in the company according to an agreement with other investors; or

•
the right to appoint or dismiss a majority of the members of the central governing body.

Voting rights attached to treasury shares shall be included in the calculation of voting rights.
The Danish Capital Markets Act contains specific exemptions from the obligation to submit a mandatory takeover offer, including transfers of shares by inheritance or transfer within the same group and as a result of a creditor’s debt enforcement proceedings. Exemptions from the mandatory tender offer rules may be granted under special circumstances by the FSA.
Comparison of Danish Corporate Law and Our Articles of Association and Delaware Corporate Law
The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses shareholder rights and obligations and certain additional matters. This summary is subject to Danish law, including the Danish Companies Act, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that if you are a holder of the ADSs, then you are not treated as one of our shareholders and do not have any shareholder rights in Zealand Pharma A/S.
Shareholder Rights
Notice of Meeting
Denmark.   According to the Danish Companies Act and as implemented in our articles of association, general meetings in listed limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice and a maximum of five weeks’ notice. A convening notice shall also be forwarded to shareholders recorded in our shareholders’ register who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.
Delaware.   Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.
Voting Rights
Denmark.   Each share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Each holder of shares may cast as many votes as it holds shares. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.
ADS holders may only exercise voting rights with respect to the shares underlying their respective ADSs in accordance with the provisions of the deposit agreement, which provides that a holder may vote the shares underlying any ADSs for any particular matter to be voted on by our shareholders either by withdrawing the shares underlying the ADSs or, to the extent permitted by applicable law and as permitted by the depositary, by requesting temporary registration as shareholder and authorizing the depositary to act as proxy. The depositary will try, as far as practical, to vote the shares underlying the ADSs as instructed by the ADS holders.
Delaware.   Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.
Shareholder Proposals
Denmark.   According to the Danish Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting with three to five weeks notice within 14 days thereafter.
All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are submitted at least six weeks prior to the meeting. In the event that the request is made at a later date, the board of directors will determine whether the proposals were made in due time to be included on the agenda.
Delaware.   Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.
Action by Written Consent
Denmark.   Under Danish law, shareholders may take action and pass resolutions by written consent if such consent is unanimous. However, for a listed company, this method of adopting resolutions is generally not feasible.
Delaware.   Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.
Appraisal Rights
Denmark.   The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemption rights according to the Danish Companies Act.
According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital may, according to Section 70 of the Danish Companies Act, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the Danish Companies Act that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the Danish Companies Act, entitled to have their shares redeemed.
Delaware.   The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.
Shareholder Suits
Denmark.   Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least 10% of the share capital have opposed at a general meeting a decision to grant discharge to a member of our board of directors or our executive management or refrain from bringing law suits against, among other persons, a member of our board of directors or executive management, a shareholder may bring a derivative action on behalf of our company against, among other persons, a member of our board of directors or executive management. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.
Delaware.   Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.
Repurchase of Shares
Denmark.   Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable reserves. In addition, the board of directors may, on behalf of the company, acquire the company’s own shares, without authorization, in case it is necessary to avoid a considerable and imminent detrimental effect on the company and provided certain conditions are met. In case the company has acquired its own shares under such circumstances the board of directors is obligated to inform the shareholders of such acquisition at the next general meeting.
Delaware.   Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.
Anti-Takeover Provisions
Denmark.   Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights and (ii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions, except for the obligation to request an admission card. See description above under the caption “Articles of Association and Danish Corporate Law — Notice Convening Annual and Extraordinary General Meetings.”
Delaware.   In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•
the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•
after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•
after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.
Inspection of Books and Records
Denmark.   According to Section 150 of the Danish Companies Act, a shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with a simple majority, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then the shareholder can request the court to appoint an investigator.
Delaware.   Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.
Pre-Emptive Rights
Denmark.   As a general rule, shareholders of the company are entitled to subscribe for new shares in proportion to their existing shareholdings in the event of a cash increase of the share capital. Such a cash increase of the share capital can be resolved by the general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting.
However, in the below-mentioned scenarios, the general meeting may resolve to depart from the shareholders’ right to proportionate subscription if the following voting requirements are met:
•
two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of some of the existing shareholders, the above-mentioned two-thirds majority requirement applies;

•
consent requirement: if the new shares issued in connection with the capital increase are subscribed for at a discount for the benefit of some of the existing shareholders, consent from the shareholders who do not get an opportunity to participate in the capital increase must be obtained;

•
two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of parties other than the existing shareholders (i.e., a third party or employees of the company), the above-mentioned two-thirds majority requirement applies; and

•
nine-tenths majority requirement: if the new shares issued in connection with the capital increase are subscribed for at discount for the benefit of parties other than the existing shareholders or the employees of the company, the voting requirement is at least nine-tenths of the votes cast as well as at least nine-tenths of the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Authorizations to our Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under U.S. securities law.
Delaware.   Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.
Dividends
Denmark.   Under Danish law, the distribution of ordinary and extraordinary dividends requires the approval of a company’s shareholders at a company’s general meeting. In addition the shareholders may authorize the board of directors to distribute extraordinary dividends. We may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out extraordinary dividends. The decision to pay out extraordinary dividends shall be accompanied by a balance sheet, and the board of directors determines whether it will be sufficient to use the statement of financial position from the annual report or if an interim statement of financial position for the period from the annual report period until the extraordinary dividend payment shall be prepared. If the decision to distribute extraordinary dividends is passed more than six months after the date of the statement of financial position as set out in our latest adopted annual report, an interim statement of financial position must be prepared and reviewed by our auditor. The statement of financial position or the interim statement of financial position, as applicable, must show that sufficient funds are available for distribution. Our general meeting of shareholders cannot resolve to distribute dividends at an amount exceeding the amount recommended or approved by our Board of Directors. Moreover, ordinary dividends and extraordinary dividends may only be made out of distributable reserves and may not exceed what is considered sound and adequate with regard to our financial condition or be to the detriment of our creditors.
Delaware.   Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.
Shareholder Vote on Certain Reorganizations
Denmark.   Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.
Delaware.   Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.
Amendments to Governing Documents
Denmark.   All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Danish Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.
American Depositary Shares
The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with the Copenhagen office of Danske Bank A/S, as custodian for the depositary in Denmark. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. A copy of our Deposit Agreement among us, the depositary, owners and holders of ADSs was filed with the SEC as an exhibit to our registration statement on Form F-1/A filed on August 3, 2017 (File No. 333-219184).
Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon exercise of warrants, can be deposited for delivery of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (a) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Danish law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.